HOTCHKIS AND WILEY FUNDS
ADDENDUM TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS ADDENDUM dated as of the 7th day of September, 2007, to the Transfer Agent Servicing Agreement, dated as of October 19, 2001, as amended, (the "Transfer Agent Agreement"), is entered by and between HOTCHKIS AND WILEY FUNDS, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Transfer Agent Agreement; and

WHEREAS, the parties acknowledge that the Trust has access to the MARS SystemTM  (“MARS”) as provided by Sales Focus Solutions; and

WHEREAS, the parties desire to modify said Transfer Agent Agreement to add support services and fees for MARS; and

WHEREAS, Section 6 of the Transfer Agent Agreement allows for its modification by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree that the MARS support services and fees listed on the attached Exhibit D shall be added to the Transfer Agent Agreement.

Except to the extent supplemented hereby, the Transfer Agent Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HOTCHKIS AND WILEY FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Anna Marie Lopez	By: /s/ Michael R. McVoy

Printed Name: Anna Marie Lopez	Printed Name: Michael R. McVoy

Title: President	Title: Sr. Vice President

Exhibit D to the Transfer Agent Servicing Agreement – Hotchkis and Wiley

USBFS MARS Support Services at September, 2007

MARS -- Monthly Support Services (Compliance Only) Fee:  $______ / month

Covered Services:

Project Management:  If requested by Hotckis and Wiley, additional project management may be needed for the ongoing support of MARS.  Project management activities may include:
•	Recurring conference calls that can be scheduled for any updates on the product as well as having general question/answer sessions that the client may have between scheduled calls.
•	Product enhancement management after implementation.

Dedicated Client Service Team:  USBFS shall provide a dedicated support team that can answer general questions about the product should the client need general assistance.  The Dedicated Client Service Team can:
•	Clarify functionality available in the system
•	Assist in the creation of reports and queries
•	Work through and resolve system errors
•	Train client users on general functionality in the system via online demonstrations
•	Be available Monday-Friday from 8:00am – 5:00pm CST via a shared e-mail and phone line

Data Scrubbing:  USBFS will handle the administrative tasks associated with scrubbing the data in the MARS system within a reasonable amount of time to the extent the information is available.  Data scrubbing services includes:
•	Identifying and resolving trade errors from undefined transactions, firm/branches/reps/accounts/customers, system codes and other types of error drivers

File Import Assistance:  USBFS will assist in the gathering of intermediary contact information to determine how, in what format and with what frequency intermediary data is available for importing into MARS for sales and compliance purposes.  This assistance includes:
•	Determining the contact for the intermediary
•	Determining the data available for the intermediary
•
Establishing the data mapping for loading non-recurring and non-NSCC Standardized Data Reporting of intermediary data into the system via a manual importing process if data is available via a spreadsheet or other usable format

•	Managing data requests for the NSCC SDR process

Compliance Report Review/Analysis:  USBFS will review the daily compliance reports to identify if compliance rules have been broken.  This includes:
•	Accessing the MARS system to review the compliance reports on a daily basis
•	Contacting the client if a compliance rule has been broken
•	Assisting in the research of the rule breaker’s previous transactions

Compliance Workflow Assistance:  USBFS will work with the client to identify true compliance rule breakers and assist in the workflow process to bring additional intermediary data into the system for review.  This includes:
•	Getting confirmation from the client that the transaction was a rule breaker
•	If the account was an omnibus account, USBFS will assist in gathering the intermediary sub-account data for additional compliance review
•	USBFS will assist in loading the additional intermediary data into the system